EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is effective as of the 16th day of June, 2011, between Nuveen Fund Advisors, Inc. (the “Adviser”) and Nuveen Investment Funds, Inc. (“NIF”).

WHEREAS, NIF includes the investment portfolios set forth on Exhibit A hereto (each a “Fund” and, collectively, the “Funds”), each of which offers one or more classes of shares; and

WHEREAS, the Adviser wishes to contractually limit fees and reimburse expenses for the Funds as set forth on Exhibit A; and

WHEREAS, it is in the interests of both the Adviser and the shareholders of each Fund to limit Fund expenses as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Adviser will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses, net of acquired fund fees and expenses of the Funds, to the amounts set forth in Exhibit A (which limits are set forth for each Fund on a class-by-class basis). The Adviser agrees that it may not be reimbursed by NIF for the fees waived or reimbursements made by the Adviser under the terms of this agreement. The Adviser agrees to continue the foregoing expense limits through the date set forth on Exhibit A. Thereafter, any expense limit may be changed upon prior notice to NIF’s Board of Directors.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

NUVEEN FUND ADVISORS, INC.		NUVEEN INVESTMENT FUNDS, INC.

By:	/s/ Kathleen L. Prudhomme	By:	/s/ Kathleen L. Prudhomme
Name:	Kathleen L. Prudhomme	Name:	Kathleen L. Prudhomme
Title:	Managing Director	Title:	Vice President

Exhibit A

Fund & Share Class	Total Annual Operating Expenses Limitation as a Percentage of Average Daily Net Assets	Expiration
Nuveen High Income Bond Fund – Class A	1.10%	October 31, 2012
Nuveen High Income Bond Fund – Class B	1.85%	October 31, 2012
Nuveen High Income Bond Fund – Class C	1.85%	October 31, 2012
Nuveen High Income Bond Fund – Class R3	1.35%	October 31, 2012
Nuveen High Income Bond Fund – Class I	0.85%	October 31, 2012

Nuveen Short Term Bond Fund – Class A	0.75%	March 31, 2012
Nuveen Short Term Bond Fund – Class A	0.85%	October 31, 2012
Nuveen Short Term Bond Fund – Class C	1.60%	October 31, 2012
Nuveen Short Term Bond Fund – Class R3	1.10%	October 31, 2012
Nuveen Short Term Bond Fund – Class I	0.60%	October 31, 2012